Pricing Supplement No. 12                       Filing under Rule 424(b)(3)
Dated September 28, 1995                        Registration File No. 33-6978
(To Prospectus dated May 29, 1992 and
Prospectus Supplement dated May 29, 1992)


                                $100,000,000

                   INTERNATIONAL MULTIFOODS CORPORATION

                        Medium-Term Notes, Series A


Principal Amount:                                       $1,000,000
Interest Rate:                                          6.86% per annum
Stated Maturity:                                        October 3, 2002
Specified Currency:                                     U.S. Dollars
Issue Price (as a percentage of principal amount):      100%
Selling Agent:                                          J. P. Morgan
                                                          Securities Inc.
Selling Agent's Commission:                             0.60%
Net Proceeds to the Company:                            $994,000
Settlement Date (original issue date):                  October 3, 1995
Redemption Commencement Date (if any):                  N/A
Interest Payment Dates:                                 March 15 and
                                                          September 15
                                                          of each year,
                                                          commencing
                                                          March 15, 1996,
                                                          until maturity


          Additional terms:  Book-Entry Security

          As of the date of this Pricing Supplement, the aggregate principal amount (or its equivalent in other currencies) of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $80,000,000.

          "N/A" as used herein means "Not Applicable".

          Effective as of September 2, 1994, First Trust of New York, National Association, was appointed as successor Trustee to Morgan Guaranty Trust Company of New York under the Indenture relating to the Debt Securities.